Exhibit 23

CONSENT OF INDEPENDENT ACCOUNTANTS


Ford Motor Company
The American Road
Dearborn, Michigan

Re:      Ford  Motor  Company  Registration  Statement on Form S-8

We consent to the incorporation by reference in this Registration Statement of our report dated January 26, 1998 on our audits of the consolidated financial statements of Ford Motor Company and Subsidiaries as of December 31, 1997 and 1996, and for the years ended December 31, 1997, 1996 and 1995, which report is included in the Company's 1997 Annual Report on Form 10-K and of our report dated January 21, 1999 of our audits of the consolidated financial statements of Ford Motor Company and Subsidiaries as of December 31, 1998 and 1997, and for the years ended December 31, 1998, 1997 and 1996, which report is included in the Company's 1998 Current Report on Form 8-K.




PricewaterhouseCoopers LLP

400 Renaissance Center
Detroit, Michigan
March 12, 1999